Exhibit 99.1

Media
& Analysts:	Sean Blakley
(713) 627-4963

Date:	April 8, 2008
Spectra Energy Partners Completes Acquisition of Saltville Gas Storage and
P-25 Pipeline
HOUSTON – Spectra Energy Partners, LP (NYSE: SEP) today announced that on April 4, 2008, it completed its previously announced acquisition of the equity interests of Saltville Gas Storage Company L.L.C. and the P-25 pipeline from Spectra Energy Corp (NYSE: SE). The $107 million purchase price paid to Spectra Energy Corp consisted of 4,207,641 newly issued common units and 85,870 newly issued general partner units of Spectra Energy Partners, along with a cash payment of $4.65 million. With this issuance, Spectra Energy Corp now owns 82 percent of Spectra Energy Partners’ outstanding common and subordinated units and a 2 percent general partner interest.
Spectra Energy Partners expects the transaction to be immediately accretive to earnings and cash available for distribution on a per unit basis.
“This transaction allows for a streamlined operational structure for East Tennessee and Saltville customers and broadens our array of organic growth opportunities between the pipeline and the storage facilities,” said Greg Harper, president and chief executive officer of Spectra Energy Partners. “Our general partner showed its commitment to the partnership’s growth by taking substantially all of its consideration in partnership units in the transaction.”

Saltville Gas Storage Company L.L.C. owns three natural gas storage facilities adjacent to the East Tennessee Natural Gas (ETNG) system in southwestern Virginia: two high deliverability salt caverns with a combined working capacity of 4 billion cubic feet (Bcf), and one reservoir storage facility with 1.5 Bcf of working capacity. The P-25 pipeline is a 72-mile, 8-inch natural gas transportation pipeline that runs parallel to the ETNG system in Virginia.
Spectra Energy Partners, LP (NYSE: SEP) is a Delaware master limited partnership that owns interests in natural gas transportation and storage assets in the United States. Spectra Energy Partners’ assets include the East Tennessee Natural Gas system, a 1.3 Bcf per day, 1,400-mile natural gas transportation pipeline located in the Southeastern United States, and Saltville Gas Storage, a 5.5 Bcf working capacity natural gas storage facility located adjacent to the ETNG system in Virginia. Spectra Energy Partners also owns 24.5 percent of Gulfstream Natural Gas System, L.L.C., which owns a 1.1 Bcf per day, 690-mile natural gas pipeline that connects Mobile Bay to the central Florida peninsula through the Gulf of Mexico, and 50 percent of Market Hub Partners, a partnership that owns high deliverability salt cavern storage assets capable of storing 35 Bcf of natural gas. Visit www.spectraenergypartners.com for more information.
About Spectra Energy Corp
Spectra Energy Corp (NYSE: SE) is one of North America’s premier natural gas infrastructure companies serving three key links in the natural gas value chain: gathering and processing, transmission and storage and distribution. For close to a century, Spectra Energy and its predecessor companies have developed critically important pipelines and related energy infrastructure connecting natural gas supply sources to premium markets. Based in Houston, Texas, the company operates in the United States and Canada approximately 18,000 miles of transmission pipeline, 265 billion cubic feet of storage, natural gas gathering and processing, natural gas liquids operations and local distribution assets. Spectra

Energy Corp also has a 50 percent ownership in DCP Midstream, one of the largest natural gas gatherers and processors in the United States. Visit www.spectraenergy.com for more information.
Forward Looking Statements
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements represent our intentions, plans, expectations, assumptions and beliefs about future events. This release includes forward-looking statements concerning future developments at our facilities, including the anticipated timing of planned capital expansions, and anticipated future demand for natural gas pipeline capacity. Such statements are subject to risks, uncertainties and other factors, many of which are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Those factors include: the timing and success of efforts to develop infrastructure projects; the timing and receipt of required regulatory approvals; the timing and receipt of sufficient capacity commitments for the described project; and fluctuations in the demand for natural gas in the markets serviced by the described project. These factors, as well as additional factors that could affect our forward-looking statements, are described in our filings that we make with the SEC, which are available at the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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